Exhibit 10.47

GENERAL GROWTH PROPERTIES, INC.

KEY EMPLOYEE INCENTIVE PLAN

ARTICLE 1.          Establishment and Purpose

1.1          Establishment.  General Growth Properties, Inc., (the “Company”) hereby adopts the General Growth Properties, Inc. Key Employee Incentive Plan (the “Plan”), effective as of October 2, 2009 (the “Effective Date”), subject to Bankruptcy Court approval.

1.2          Purpose.  The purpose of the Plan is to provide incentive compensation to eligible key employees of the Company, and its Subsidiaries and Affiliates, upon the achievement of certain goals deemed by the Company to be critical in maximizing the value of the Company and its assets.  This Plan is designed to induce such key employees to increase their contribution to the Company, with a focus on maximizing stakeholder recovery, while timely completing a Plan of Reorganization.  The efforts required of such key employees to achieve these goals will extend well beyond their ordinary course responsibilities, and, their entitlement to payments under the Plan will occur only upon successful achievement of such goals.

ARTICLE 2.          Definitions

2.1          “Administrator” means the Committee, or any other entity or person designated by the Committee to administer the Plan pursuant to Section 3.2 hereof.

2.2          “Affiliate” means GGP Limited Partnership and any other corporation or other entity controlled by the Company and designated by the Committee as such.

2.3          “Allowed Claim Amount” means the amount of claims asserted against Top Tier Debtors as reflected in (a) a proof of claim filed prior to the November 12, 2009 bar date for claims or such other date as determined by the Bankruptcy Court and to which no objection has been filed as of the Emergence Date, (b) the Top-Tier Debtors’ schedules of assets and liabilities to the extent that (i) such claims were not listed as contingent, superseded or unliquidated, (ii) such claims were not superseded by a filed proof of claim or (iii) such claims were not objected to by the Debtors or any other party in interest, and (c) any order entered by the Bankruptcy Court resolving objections to claims or otherwise determining the allowed amount of any claim.

2.4          “Award” means any POR Recovery Value, Market-Based Recovery Value or Emergence Incentive award granted hereunder.

2.5          “Bankruptcy Code” means title 11 of the United States Code, as amended from time to time.

2.6          “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, the Honorable Allan L. Gropper presiding.

2.7          “Base Salary” means the greater of a Participant’s annual rate of base salary or wages (excluding bonuses, employer contributions to or benefits under an employee benefit plan, fringe benefits, and other such forms of compensation) in effect as of (a) the Confirmation Date, (b) the Emergence Date, or (c) the date or dates payment under the Plan is made or the last day of employment if a Participant’s employment is terminated and such Participant is entitled to a Recovery Award pursuant to Section 6.1 hereof.  Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Code.

2.8          “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article 7 hereof to receive the amount, if any, payable under the Plan upon the death of a Participant.

2.9          “Board” means the Board of Directors of the Company.

2.10        “Cause” means (a) the conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (b) dishonesty in the course of fulfilling the Participant’s employment duties, or (c) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect, except that in the case of a Participant who has an employment agreement with the Company, “Cause” shall be determined in accordance with the definition in the employment agreement, if any.

2.11        “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

2.12        “Committee” means the Compensation Committee of the Board.

2.13        “Confirmation Date” means the date the Top-Tier Debtors’ Plan of Reorganization is approved by the Bankruptcy Court, or if a single Plan of Reorganization is not approved that includes each of the Top-Tier Debtors, then the date upon which all four of the Top-Tier Debtors has an approved Plan of Reorganization.

2.14        “Confirmation Order” means the order or orders entered by the Bankruptcy Court confirming the Plan or Plans of Reorganization for each of the Top-Tier Debtors, including any findings of fact and conclusions of law in support of such order(s).

2.15        “Creditors’ Committee” means the statutory committee of unsecured creditors appointed by the United States Trustee in the Debtors jointly administered chapter 11 cases or, to the extent applicable, any successor committee or designee.

2.16        “Debtors” means the Company and its Subsidiaries and Affiliates who filed voluntary petitions for relief under the Bankruptcy Code and whose cases are jointly administered with that of the Company.

2.17        “Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation for which a Participant was employed by an Employer when such disability commenced.  All determinations as to the date and extent of disability of a Participant shall be made by the Committee or its designee, in its sole discretion, upon the basis of such evidence, including independent medical reports and data, as the Committee or its designee deems necessary and desirable, and all such determinations of the Committee or its designee shall be final.

2.18        “Emergence Date” means the first date upon which any distributions have commenced under the Top-Tier Debtors’ Plan or Plans of Reorganization.

2.19        “Emergence Incentive” is an amount to be determined in accordance with Section 5.7 hereof.

2.20        “Employer” means the Company and any Subsidiary or Affiliate whose employees are Participants in the Plan.

2.21        “Estimated Claim Amount” means the amount of disputed or unliquidated claims asserted against Top Tier Debtors as estimated for distribution purposes pursuant to an order of the Bankruptcy Court or, if necessary, as estimated by the Company solely for purposes of calculating the Awards, provided, however, that the Company shall provide notice to the Creditors’ Committee of the proposed estimates determined solely for purposes of calculating the Awards, along with supporting documentation.  If the Company and the Creditors’ Committee reach an agreement within fifteen (15) business days after the date of notice of such estimations, then such agreed estimated amounts shall be adopted for purposes of the Plan without the necessity of further order of the Bankruptcy Court.  If, however, the Company and the Creditors’ Committee are unable to reach an agreement within such fifteen (15) day period, then the Company shall seek Bankruptcy Court approval of the proposed estimations.

2.22        “Executive Officers” means those officers of the Company appointed to the Company’s executive committee.

2.23        “Final Performance Improvement Plan” means a written performance plan, which if not followed could result in termination of employment issued at any time after the Effective Date.

2.24        “KEIP Order” means the order issued by the Bankruptcy Court approving and authorizing this Plan.

2.25        “Market-Based Recovery Value” means the percentage computed by dividing (a) the sum of the following forms of consideration issued or distributed to Parent Level Debt holders and third party Top Tier Debtors’ equity holders pursuant to the Debtors’ Plan or Plans of Reorganization:  (i) the Volume-Weighted Average Price of the Publicly Traded Equity Securities (including any other equity-linked securities such as warrants, but, to the extent applicable, excluding options and restricted stock issued pursuant to any management incentive compensation plan adopted in connection with the Plan or Plans of Reorganization of the applicable Plan Debtor and granted before the conclusion of the Trading Period), plus (ii) the aggregate Public Market Value of all Publicly Traded Debt Securities, plus (iii) the aggregate Non-Public Market Value of all Non-Publicly Traded Debt Securities, plus (iv) the value of the Non-Publicly Traded Securities as determined based on the Third Party Valuation, plus (v) to the extent applicable, the value ascribed to any trust certificates issued by the Plan Debtors based on the value reflected in the Confirmation Order or Orders or, if not expressly provided for therein, as reflected in the applicable Plan or Plans of Reorganization or disclosure statement, plus (vi) the amount of cash and cash equivalents, by (b) the aggregate Allowed Claim Amount and Estimated Claim Amount, as of the Emergence Date, of the Parent Level Debt.

2.26        “Non-Public Market Value” means, to the extent available, (a) the weighted average trading price of all assignments that occurred during the Trading Period, as received from the agent or agents, for any given Non-Publicly Traded Debt Securities, where in aggregate at least 3% of the face value of any given Non-Publicly Traded Debt Securities were assigned during the Trading Period, or if (a) is not available, then (b) the average of all price quotes for any given Non Publicly Traded Debt Securities available from Loan Pricing Corporation (LPC) and Markit Loans (LoanX) during the Trading Period.

2.27        “Non-Publicly Traded Debt Securities” means any debt securities, bank debt, syndicated loan or other similar instruments that are not either Publicly Traded Debt Securities or Publicly Traded Equity Securities and for which either (a) trading prices are available from the agent or agents for such debt securities for the assignment in aggregate of at least 3% of the face value of such securities during the Trading Period, or (b) price quotes are available from Loan Pricing Corporation (LPC) or Markit Loans (LoanX) during the Trading Period.

2.28        “Non-Publicly Traded Securities” means any securities other than Publicly Traded Equity Securities, Non-Publicly Traded Debt Securities or Publicly Traded Debt Securities.

2.29        “Parent Level Debt” means the following types of claims against the Top Tier Debtors: (a) the revolving credit facility and term loans pursuant to that Second Amended and Restated Credit Agreement dated as of February 24, 2006 under which Eurohypo AG, New York Branch is the administrative agent, (b) The Rouse Company Limited Partnership 3.625% Bonds, 8.00% Bonds, 7.20% Bonds, 6.75% Bonds, and 5.38% Bonds, (c) GGP Limited Partnership 3.98% Exchangeable Senior Notes, (d) Junior Subordinated Indenture, dated February 24, 2006, pursuant to which GGP Capital Trust I holds $206.2 million of junior subordinated notes issued by GGP LP, and (e) any other unsecured claims (excluding intercompany claims).

2.30        “Participant” shall have the meaning set forth in Article 4 hereof.

2.31        “Plan Debtors” means the Debtors who have, on or before the Emergence Date commenced distributions pursuant to a confirmed Plan of Reorganization.

2.32        “Plan of Reorganization” means a plan under chapter 11 of the Bankruptcy Code specifying the treatment of claims and interests and providing for the reorganization or liquidation of the applicable Debtor.

2.33        “POR Recovery Value” means the percentage computed by dividing (a) the aggregate value of all consideration distributed or to be distributed to Parent Level Debt holders and third party Top Tier Debtors’ equity holders pursuant to the Debtors’ Plan or Plans of Reorganization, by (b) the aggregate Allowed Claim Amount and Estimated Claim Amount, as of the Emergence Date, of the Parent Level Debt.

2.34        “Public Market Value” means the average trading price of all price quotes, as reported on TRACE (as reported on Bloomberg) and/or Factset, for any given Publicly Traded Debt Securities during the Trading Period.

2.35        “Publicly Traded Debt Securities” means any debt securities for which trades or buy/sell prices are reported on TRACE (as reported on Bloomberg) or Factset, which has both a publicly quoted price and an average daily trading volume.

2.36        “Publicly Traded Equity Securities” means any equity, preferred equity, convertible securities or other equity-linked securities for which the Volume-Weighted Average Price can be determined.

2.37        “Recovery Award Percentage” means the percentage reflected in the second column on Schedule A hereto (rounded to the nearest one-hundredth of one percent).

2.38        “Recovery Award(s)” means an Award that is earned under this Plan based on POR Recovery Value and Market-Based Recovery Value.

2.39        “Recovery Percentage” shall be the percentage computed based on the POR Recovery Value or Market-Based Recovery Value, as applicable, and reflected in the first column on Schedule A hereto (rounded to the nearest one-hundredth of one percent).

2.40        “Subsidiary” means any corporation, partnership or other entity of which the Company or any Subsidiary owns, directly or indirectly, a majority of the voting power of the voting equity securities or a majority of the equity interests.

2.41        “Target Incentive Award” means the percentage of a Participant’s Base Salary, as determined by the Administrator, that such Participant would receive pursuant to this Plan upon the achievement of target POR Recovery Value and target Market-Based Recovery Value.  Target Incentive Awards may range between 30% and 225% of Base Salary, subject to adjustment by the Administrator, provided, that, no adjustment may increase the aggregate amount available to all Participants.

2.42        “Third Party Valuation” means (a) a report valuing the Non-Publicly Traded Securities during the Trading Period, (b) provided to the Company, in writing, no later than five (5) business days following the conclusion of the Trading Period, and (c) prepared by an independent third party selected by agreement between the Company and the Creditors’ Committee within sixty (60) days following the Emergence Date; provided, however, that if the Company and the Creditors’ Committee are unable to agree on such independent third party, then they shall each designate an independent third party within seventy (70) days following the Emergence Date and the value to be used for purposes of the Third Party Valuation shall be the average of the values reflected in these reports.

2.43        “Top-Tier Debtors” means the Company, GGP Limited Partnership, GGPLP L.L.C., The Rouse Company Limited Partnership, and their successors or assigns.

2.44        “Trading Period” means the ten trading days immediately prior to and the ten trading days immediately following the 90th day after the Emergence Date (including the 90th day if it is a trading day), provided, that, if (a) no Publicly Traded Equity Securities, Publicly Traded Debt Securities, or Non-Publicly Traded Debt Securities are issued or distributed pursuant to the Top-Tier Debtors’ Plan or Plans of Reorganization, but only Non-Publicly Traded Securities are issued or distributed, or (b) no securities (Publicly Traded Equity Securities, Publicly Traded Debt Securities, Non-Publicly Traded Debt Securities, or Non-Publicly Traded Securities) are issued or distributed pursuant to the Top-Tier Debtors’ Plan or Plans of Reorganization, then the last day of the Trading Period shall be the first business day following the Emergence Date.

2.45        “Volume-Weighted Average Price” means the aggregate dollar value for all transactions, divided by the total number of shares traded during the Trading Period, and multiplied by the number of such securities outstanding.  Volume-Weighted Average Prices shall be determined by reference to Bloomberg’s AQR function.

ARTICLE 3.          Administration

3.1          Administrative Duties.  The Plan shall be administered by the Committee.  Subject to the authority granted to the Committee in the KEIP Order, the Committee’s powers and authorities include, but are not limited to (a) selecting the individuals who are eligible to participate in the Plan, (b) establishing the Plan objectives, metrics, and Target Incentive Awards, (c) approving the Awards granted hereunder, (d) interpreting the Plan’s provisions, (e) determining whether and to what degree the performance metrics have been achieved, and (f) administering the Plan in a manner consistent with its purpose.  All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company and all other interested individuals.

3.2          Delegation of Authority.  Other than with respect to the Executive Officers and the Emergence Incentive awards, the Committee hereby delegates to the Company’s Chief Executive Officer and/or any other officers or employees of the Company as the Committee may deem advisable, its responsibility for selecting the individuals who are eligible to participate in the Plan and establishing the Target Incentive Awards for such individuals.

ARTICLE 4.          Eligibility and Participation

Eligible employees of an Employer designated by the Committee, in its sole discretion, will be eligible to become Participants in the Plan.  Subject to Section 5.11, the Committee shall be authorized to designate additional employees of the Employer to become Participants in the Plan from time to time, including individuals who are or become employees of the Company or its Subsidiaries or Affiliates following the Effective Date of this Plan who are deemed by the Committee to be essential to the Company’s operations or integral to the bankruptcy reorganization process.  Notwithstanding the above, a Participant who has received a Final Performance Improvement Plan at any time after the Effective Date shall not be eligible for an Award.

ARTICLE 5.          Awards

5.1          Performance Metrics.  The performance metrics for this Plan are (a) POR Recovery Value and (b) Market-Based Recovery Value.  The performance metrics shall be calculated independently and shall include minimum, target, and high performance levels.  Recovery Percentage shall be rounded to the nearest one-hundredth of one percent.

5.2          Allocation of Target Incentive Award.  Upon adoption of the Plan, the Administrator shall determine the Target Incentive Award for each Participant.  Subject to Section 5.11, the Committee may, in its sole discretion, increase or decrease the Target Incentive Award of any Participant whose position, duties, and/or responsibilities with an Employer materially changes following the Effective Date in an amount consistent with such change in position, duties, and/or responsibilities.

5.3          POR Recovery Value Award.  The amount of each Participant’s POR Recovery Value Award shall be determined as soon as practicable following the Emergence Date.  Each Participant’s POR Recovery Value Award is equal to the product of the following three factors (a) the dollar value of such Participant’s Target Incentive Award, (b) the achieved Recovery Award Percentage set forth on Schedule A hereto, and (c) forty percent (40%).

5.4          Distribution of the POR Recovery Value Award.  The POR Recovery Value Award will be paid in cash within three (3) business days after the Emergence Date, subject to the determination of the Estimated Claim Amount, if any.

5.5          Market-Based Recovery Value Award.  The amount of each Participant’s Market-Based Recovery Value Award shall be determined as soon as is practicable following the Trading Period.  Each Participant’s Market-Based Recovery Value Award is equal to the product of the following three factors (a) the dollar value of such Participant’s Target Incentive Award, (b) the achieved Recovery Award Percentage set forth on Schedule A hereto, and (c) sixty percent (60%).

5.6          Distribution of Market-Based Recovery Value Award.  The Market-Based Recovery Value Award will be paid in cash within three (3) business days following the Trading Period, subject to the determination of the Third Party Valuation and the Estimated Claim Amount, if any.

5.7          Emergence Incentive.  The Emergence Incentive is a pool of money to be determined as set forth in the chart below.

Emergence Date	Emergence Incentive
June 30, 2010 or earlier	$10,000,000
July 1, 2010 to September 30, 2010	$5,000,000
October 1, 2010 or later	$0

5.8          Allocation of Emergence Incentive.  The Emergence Incentive shall be allocated to one or more Participants based on individual performance in connection with the expeditious consummation of the Top Tier Debtors’ Plan or Plans of Reorganization.  The Committee shall determine such allocations, in its sole discretion, within thirty (30) days prior to the Emergence Date (it being understood that the Committee as composed prior to the Confirmation Date shall make such determination).

5.9          Distribution of the Emergence Incentive Payments.  The Emergence Incentive shall be paid in cash within three (3) business days after the Emergence Date.

5.10        Award Offset.  With respect to Adam Metz and Tom Nolan, the aggregate Award earned and payable under this Plan shall be reduced on a dollar-for-dollar basis by the amount of any discretionary bonus paid to such individual pursuant to Section 2(b)(ii) of such individual’s employment agreement, but in no event shall such reduction exceed the aggregate amount of the Award earned and payable under this Plan.

5.11        Maximum Recovery Award Payment.  The maximum aggregate Recovery Award, when calculated at target (i.e. Recovery Award Percentage equal to 65%) shall not exceed $15.2 million.

ARTICLE 6.          Termination of Employment

6.1          Recovery Awards.  A Participant shall have a right to the full amount of the Recovery Awards (if any) if such (a) Participant is employed by an Employer on the business day immediately prior to the Emergence Date, or (b) Participant’s employment with an Employer is terminated by such Employer without Cause or by reason of death or Disability on or after the Confirmation Date but prior to the Emergence Date.  If a Participant’s employment is terminated by an Employer without Cause, or by reason of death or Disability prior to the Confirmation Date, the Participant shall be entitled to a pro-rata Recovery Award based on a fraction, (y) the numerator of which is number of days the Participant was employed by an Employer from April

16, 2009 until the date of termination and (z) the denominator of which is the number of days from April 16, 2009 until the business day immediately prior to the Emergence Date.  The Recovery Awards will be paid at the times set forth in Article 5 hereof.

6.2          Emergence Incentive Payment.  A Participant shall have a right to the full amount of the Emergence Incentive Payment (if any) if such (a) Participant is employed by an Employer on the business day immediately prior to the Emergence Date, or (b) Participant’s employment with an Employer is terminated by such Employer without Cause or by reason of death or Disability on or after the earlier of (1) the Confirmation Date or (2) the date on which the Committee determines the allocations under Section 5.8, but prior to the Emergence Date.  The Emergence Incentive Payment Award will be paid at the times set forth in Article 5 hereof.

ARTICLE 7.          Designation of Beneficiaries

7.1          Designation and Change of Designation.  Each Participant may file with the Company a written designation of one or more persons as the Beneficiary who shall be entitled to receive the Award (if any) payable under the Plan upon the Participant’s death.  A Participant may, from time to time, revoke or change a Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Company.  The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of the date prior to such receipt.

7.2          Absence of Valid Designation.  If no Beneficiary designation is in effect at the time of a Participant’s death, if no designated Beneficiary survives the Participant, or if a designation conflicts with law, then the Participant’s estate shall be deemed to have been designated by the Participant and shall receive the Award (if any) payable under the Plan upon the Participant’s death.  If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability under the Plan.

ARTICLE 8.          Duration; Adjustment; Amendment, Suspension, and Termination

8.1          Duration of Plan.  The Plan shall terminate following the distribution of the Awards.

8.2          Amendment, Suspension, and Termination.  The Committee reserves the right at any time to make non-substantive amendments to the Plan without the consent of any Participant or Beneficiary; provided, however, that any such amendment that materially increases or decreases benefits in the aggregate under the Plan shall be subject to the approval of the Bankruptcy Court.

ARTICLE 9.          General Limitations and Provisions

9.1          Tax Withholding.  An Employer shall have the right to deduct from all payments under the Plan an amount sufficient to satisfy all withholding tax requirements.

9.2          No Right, Title, or Interest in Employer’s Assets.  The Participant shall have no right, title, or interest whatsoever in or to any investments which an Employer may make to aid it in meeting its obligations under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and any Participant or any other person.  To the extent that any person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.  All payments to be made hereunder shall be paid from the general funds of the Employer and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

9.3          No Liability for Committee Members.  No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his her behalf in such member’s capacity as a member of the Committee, nor for any mistake of judgment made in good faith.  The Company shall indemnify and hold harmless each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

9.4          No Right to Continued Employment.  Participation in this Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant.  No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards (whether or not such Participants are similarly situated).

9.5          No Alienation of Benefits.  Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void and of no effect whatsoever.  If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any such time such amount would be made subject to such person’s debts or liabilities or would otherwise not inure to the benefit of such person, then the Committee, if it so elects, may direct that such amount be withheld and that such amount or any part thereof be paid or applied to or for the benefit of such person, such person’s spouse, child or other dependents, or any of them, in such manner and proportion as the Committee may deem proper.

9.6          Payments to Person Other Than Employee.  If the Committee shall determine that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or if such person is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Employer, be paid to such person’s spouse, child or other dependent, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Committee and the Employer therefor.

9.7          Severability.  In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.8          Unfunded Plan; Governing Law.  The Plan is intended to constitute an unfunded bonus program, and all rights thereunder shall be governed by and construed in accordance with the laws of Illinois, without regard to the conflicts of law principles of such State.  The Bankruptcy Court shall retain sole and exclusive jurisdiction over interpretation and enforcement of the Plan.

9.9          Headings.  Headings to articles and sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

9.10        Gender and Number.  Except where expressly required by the context of the Plan, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

Schedule A

Performance Metrics Award Chart

Recovery Percentage	Recovery Award Percentage*
45% or less	0%
46%	5%
47%	10%
48%	15%
49%	20%
50%	25%
51%	30%
52%	35%
53%	40%
54%	45%
55%	50%
56%	55%
57%	60%
58%	65%
59%	70%
60%	75%
61%	80%
62%	85%
63%	90%
64%	95%
65%	100%
66%	105%
67%	110%
68%	115%
69%	120%
70%	125%
71%	130%
72%	135%
73%	140%
74%	145%
75%	150%
76%	155%
77%	160%
78%	165%
79%	170%
80%	175%
81%	180%
82%	185%
83%	190%
84%	195%
85%	200%
86%	210%
87%	220%
88%	230%
89%	240%
90%	250%
91%	260%
92%	270%
93%	280%
94%	290%
95%	300%
96%	310%
97%	320%
98%	330%
99%	340%
100%**	350%

*The Recovery Percentage and Recovery Award Percentage shall be rounded to the nearest one-hundredth of one percent.

**Payouts above one hundred percent plan recovery shall be extrapolated so that payout will continue increasing by ten percent increments for each one percent increase in plan recovery.